                                                                    Exhibit ?9.1



401(k) PLAN
SUMMARY
PLAN
DESCRIPTION




                                                              WEST COAST BANCORP
                                                                     401(k) PLAN

                            SUMMARY PLAN DESCRIPTION

                                    for the

                               WEST COAST BANCORP
                                  401(k) PLAN


                               Table of Contents

                                                                                        Page
                                                                                        ----
PART ONE.    INTRODUCTION TO YOUR 401(k) PLAN                                             1

PART TWO.    IMPORTANT NAMES AND NUMBERS                                                  4

PART THREE.  HOW THE PLAN WORKS                                                           5

             Section A.  Participation in the Plan

             A-1.   Who is eligible to be in this Plan? ..............................    5
             A-2.   When do I become a participant? ..................................    5
             A-3.   How do I become a participant? ...................................    5
             A-4.   How are years of service counted? ................................    5
             A-5.   What is an hour of service? ......................................    6

             Section B.  Your 401(k) Account

             B-1.   How do I make contributions to the Plan? .........................    7
             B-2.   Will my Company contribute to the 401(k) Plan? ...................    7
             B-3.   How do I qualify for profit-sharing contributions? ...............    8
             B-4.   How is my share of the profit-sharing contribution determined? ...    9
             B-5.   How is my pay determined for Plan purposes? ......................    9
             B-6.   Do I have to pay taxes on my account? ............................    9
             B-7.   How do I keep track of my account? ...............................   10
             B-8.   Can I withdraw money from my account? ............................   10
             B-9.   What is a financial hardship? ....................................   11
             B-10.  Can I borrow from my account? ....................................   12
             B-11.  How does this plan affect my IRA? ................................   13
             B-12.  Does this Plan affect my Social Security benefits? ...............   13
             B-13.  May I roll over my benefit from another plan into this one? ......   13


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
SECTION C. INVESTING YOUR 401(k) FUNDS                                     Page
C-1.   How is my 401(k) account invested? ...............................   14
C-2.   How do I know which investment funds to choose? ..................   15
C-3.   How do I obtain information on the investment funds? .............   16
C-4.   How do I invest in Bancorp stock? ................................   17
C-5.   What rights do I have if I invest in Bancorp stock? ..............   19
C-6.   Are there any restrictions on my ability to trade Bancorp
       stock? ...........................................................   20
C-7.   How do I obtain more information about Bancorp stock? ............   20

SECTION D. RETIREMENT BENEFITS
D-1.   When can I retire? ...............................................   21
D-2.   How much will I receive when I retire? ...........................   21
D-3.   When do I receive the distribution? ..............................   21
D-4.   What payment options are available for retirement benefits? ......   21

SECTION E. DEATH BENEFITS
E-1.   Does the 401(k) Plan provide a death benefit? ....................   24
E-2.   How will the death benefit be paid out? ..........................   24
E-3.   How do I name a beneficiary? .....................................   24
E-4.   Can I name someone other than my spouse as my beneficiary? .......   25
E-5.   Can I change my beneficiary? .....................................   25
E-6.   What payment options are available for the death benefit? ........   25
E-7.   How quickly will the death benefit be paid to my beneficiary? ....   25

SECTION F. DISABILITY RETIREMENT
F-1.   What happens if I become disabled? ...............................   27
F-2.   How is disability determined? ....................................   27

SECTION G. TERMINATION OF EMPLOYMENT
G-1.   On termination, how much will I receive? .........................   28
G-2.   How is "vesting" determined? .....................................   28
G-3.   What happens to my nonvested company contributions? ..............   29
G-4.   What happens if I am rehired? ....................................   29
G-5.   When will my termination benefit be paid? ........................   29
G-6.   What happens if I go on maternity or paternity leave? ............   30

SECTION H. AMENDMENT OR TERMINATION OF THE PLAN
H-1.   Can the Plan be amended or terminated? ...........................   31
H-2.   Does the Plan have termination insurance? ........................   31

                                      ii
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                                                                        Page
                                                                        ----

Section I. Your Rights Under the Plan

I-1.  What are my legal rights as a participant? .....................    32
I-2.  How do participants and beneficiaries file claims
      for benefits? ..................................................    33
I-3.  What rights do creditors (including former spouses)
      have against my Plan benefits? .................................    34
I-4.  Does the Plan affect my employment rights? .....................    34

PART ONE                                        INTRODUCTION TO YOUR 401(k) PLAN
--------------------------------------------------------------------------------

/ /      SAVING TOGETHER FOR YOUR FUTURE

We are pleased to be sponsoring a 401(k) Plan for our employees. This Plan is the result of the merger of the West Coast Bancorp Profit Sharing and Thrift Plan and the Commercial Bancorp 401(k) Savings Plus Plan. This plan merger took effect January 1, 1996. The purpose of this merger was to provide a single retirement plan to cover all the employees working in the West Coast Bancorp group of companies.

This booklet discusses the Plan's features and explains how it can work for you. As you read this booklet, you will see why participating in the 401(k) Plan is a very tax-effective way of saving--and investing--for your future.

Today, just about every major corporation in the country provides a 401(k) plan to help their employees save for retirement. And these plans have become the most popular retirement savings choice among employees. 401(k) plans are so attractive because they offer employees a tax break they cannot find anywhere else. Basically, 401(k) plans provide a tax shelter for everyone--regardless of their income. The tax benefits you will enjoy by participating in the 401(k) plan are described below. But the tax savings are only part of the picture. To work together with you towards your financial security, our 401(k) Plan provides a number of features designed to help you maximize your savings--

         First, to give an initial boost to your savings, we will match a portion of the amount you elect to contribute.

         Second, to give you the chance of earning better rates of return than you might find on your own, we are offering a number of professionally-managed investment funds.

         Third, to give you the ability to tailor your investments to fit your own needs, you will be able to pick and choose among the investment choices.

         Fourth, to give you an opportunity to share in our long-term growth, you have the option of investing in West Coast Bancorp stock.

/ /      TAX ADVANTAGES

401(k) Plans take their name from a section of the Internal Revenue Code. This section gives you the ability to contribute part of your compensation into the 401(k) Plan instead of receiving it in cash. Your 401(k) Plan contributions are made through automatic payroll deduction. The amount you contribute is not taxable as current income. We do not take out income tax withholding on your 401(k) contributions and we do not report them to the IRS as taxable income on your W-2. In other words, saving through the 401(k) Plan lowers your current income taxes.


Once your money is in the 401(k) Plan, it is in a tax shelter. Your investment earnings will


SUMMARY PLAN DESCRIPTION - PAGE 1
compound on tax-deferred basis. That is, your money earns interest, your interest earns interest and none of it is taxed until you start receiving benefits.

/ /      OTHER BENEFITS

To comply with IRS rules, this Plan is designed primarily to help provide you with retirement income. However, you will find that your 401(k) Plan can be a big help to you in other situations as well. As explained in this booklet, your 401(k) funds will be available to provide you with benefits if you become disabled, terminate employment or have a financial hardship. And, if you should die before receiving all your benefits, your 401(k) funds will provide a death benefit to your beneficiary.

/ /      ADD UP THE BENEFITS

To sum up, the 401(k) Plan offers you advantages you won't find with any other savings or investment program--

         / / Automatic payroll deductions to make saving for retirement easy

         / /      Lower current income taxes

         / /      Tax-deferred earnings on your money

         / /      Company-paid matching and profit-sharing contributions

         / /      Your choice of professionally-managed investment funds

         / /      The option to invest in West Coast Bancorp stock

/ /      ABOUT THIS SUMMARY

This summary briefly describes the principal features of the 401(k) Plan for your information and convenience. It discusses your benefits, rights and obligations under the Plan. It also answers the questions most frequently asked about the Plan.

Please remember, this is only a summary of the 401(k) Plan--it is not the actual Plan itself. The actual Plan provisions are contained in a lengthy and complicated document. (It has to be to meet all the tax and pension law requirements!) For practical reasons, this summary cannot cover the Plan in detail and explain how every provision works in every situation. Your rights under the Plan are controlled entirely by the official Plan document itself. If there are any conflicts between this summary and the official Plan document, the actual document will, of course, control.


SUMMARY PLAN DESCRIPTION - PAGE 2

This summary is an important document and you should keep it in a safe place for future reference. If the 401(k) Plan is ever amended in any way that affects your rights or benefits, you will be given a written explanation of the change. However, there may be a period of time between the effective date of an amendment to the Plan and the date you are notified of it as required by law. To make sure the Plan provisions haven't changed, you should check with the 401(k) Plan's Administrative Committee whenever you are making a decision based on the information in this summary.

/ /      ADDITIONAL QUESTIONS

If you have any questions that are not answered in this summary, please contact the 401(k) Administrative Committee at the address shown in Part Two of this summary.


SUMMARY PLAN DESCRIPTION - PAGE 3
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PART TWO                                             IMPORTANT NAMES AND NUMBERS
--------------------------------------------------------------------------------

PLAN NAME:                                     West Coast Bancorp 401(k) Plan
PLAN TYPE:                                     401(k) profit-sharing plan
PLAN SPONSOR:                                  West Coast Bancorp

                                               5335 SW Meadows Road
                                               Suite 201
                                               Lake Oswego, Oregon 97035

EMPLOYER IDENTIFICATION NUMBER:                93-0428352
 (The Plan Sponsor's federal
  identification number)

PLAN NUMBER:                                   002
 (The Plan's federal
  identification number)

PLAN YEAR:                                     January 1 to December 31
 (The Plan's fiscal year)

PLAN ADMINISTRATOR:                            401(k) Administrative Committee
 (Handles the daily operations                 West Coast Bancorp
  of the Plan, keeps the Plan's                506 S.W. Coast Hwy.
  records and is available to                  P.O. Box 7
  answer your questions about                  Newport, OR 97365
  the Plan)                                    (503) 574-1174

                                               Committee Members:
                                               Rodney B. Tibbatts
                                               Cynthia J. Haworth
                                               Mark A. Hays
                                               Laurie L. Prevost

TRUSTEE:                                       West Coast Trust Company
 (Manages and invests the                      301 Church St. NE
  trust fund in which the Plan's               North Building, 2nd floor
  assets are held)                             P.O. Box 1012
                                               Salem, OR 97308

AGENT FOR SERVICE                              Vincent P. Cacciottoli, Esq.
 OF LEGAL PROCESS:                             101 SW Main St., Suite 1500
 (Service of legal process may                 Portland OR 97204
  also be made upon the Trustee
  or the Administrative Committee)

PARTICIPATING EMPLOYERS:                       West Coast Bancorp and its
                                               subsidiaries


SUMMARY PLAN DESCRIPTION - PAGE 4
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PART THREE                                                    HOW THE PLAN WORKS
--------------------------------------------------------------------------------

SECTION A.  PARTICIPATION IN THE PLAN

                  The Plan covers the employees who meet the eligibility and participation requirements described below.

A-1.     WHO IS ELIGIBLE TO BE IN THIS PLAN?

All employees of companies that are members of the West Coast Bancorp group are eligible to become participants, regardless of their job title or classification, provided they--

         (1)      Are age 18 or older

         (2)      Have completed one year of service (see Question A-4)

         (3) Are not covered by a collective bargaining agreement that does not provide for participation in this Plan.

A-2.     WHEN DO I BECOME A PARTICIPANT?

After you meet the eligibility requirements, you may begin participating on any of the following quarterly enrollment dates--January 1, April 1, July 1 or October 1.

If you were a participant in the West Coast Bancorp Profit Sharing and Thrift Plan or the Commercial Bancorp 401(k) Savings Plus Plan on December 31, 1995, you are automatically a participant in this Plan as of January 1, 1996.

A-3.     HOW DO I BECOME A PARTICIPANT?

You must complete an enrollment form and turn it in to the 401(k) Administrative Committee at least 15 days before you want to participate. Enrollment forms are available from the 401(k) Administrative Committee. Your participation will be delayed if you don't turn in your form on time.

A-4.     HOW ARE YEARS OF SERVICE COUNTED?

A year of service is a 12-month period in which you complete at least 1,000 hours of service. For purposes of determining your eligibility to participate in the Plan, the 12-month period begins on the day you start working for any company that is part of the West Coast Bancorp group. For purposes of determining your vesting credit (see Question G-2) and your eligibility to receive profit-sharing contributions (see Question B-3), the 12-month period is the calendar year. As long as you complete the 1,000 hours, you will receive credit for a year of service even if you are no longer employed at the end of the 12-month period.

SUMMARY PLAN DESCRIPTION - PAGE 5
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A-5.     WHAT IS AN HOUR OF SERVICE?

Each hour you are actively at work for any company in the West Coast Bancorp group is an hour of service. In addition, you will receive credit for the hours that you are away from work because of a holiday, vacation, authorized leave of absence, layoff, sick leave, illness, incapacity (including disability), jury duty or military service. Also, for purposes of determining breaks in service, you will receive hours of service credit for up to one year of maternity or paternity leave (see Question G-A for an explanation of the break in service rules and Question G-6 for the special rules on crediting maternity or paternity leave). However, if you are not actually working, no more than 501 hours of service will be credited in any 12-month period, regardless of the reason you are away from work.

SUMMARY PLAN DESCRIPTION - PAGE 6
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SECTION B.  YOUR 401(k) ACCOUNT

                  When you enroll in the 401(k) Plan, a separate account is set up in your name. This section covers--

                  / /      How contributions are made to your 401(k) account

                  / /      How your benefits are taxed

                  / / How and when you may withdraw from your 401(k) account.

                  / / How this plan affects your social security benefits and your IRA

B-1.     HOW DO I MAKE CONTRIBUTIONS TO THE PLAN?

Contributions to the Plan are completely voluntary. Your contributions are made through automatic payroll deduction each pay period. You may save anywhere from 1 to 15 percent of your pay--up to the maximum annual dollar limit set by the IRS. Highly compensated employees may also be subject to additional IRS limits. The maximum annual dollar limit for 1996 is $9,500. This limit will be adjusted periodically for cost-of-living increases.

You may stop making payroll deduction contributions at the beginning of any month. You may change the amount of your contributions or resume making payroll deduction contributions on January 1, April 1, July 1 or October 1. To stop, change or resume your 401(k) payroll deduction contributions, you must obtain a 401(k) Plan Change Form from the 401(k) Administrative Committee, complete the form and return it to the 401(k) Administrative Committee.

The 401(k) Administrative Committee must receive your Change Form AT LEAST 15 DAYS IN ADVANCE of the date you want it to take effect. Please be sure you return your completed form early enough to allow for this 15-day processing time.

B-2.     WILL MY COMPANY CONTRIBUTE TO THE 401(k) PLAN?

MATCHING CONTRIBUTIONS. Your company will make a "matching contribution" which will match a percentage of your 401(k) payroll deduction contributions. Your company will match 50 percent of the first 6 percent of pay you contribute. (The amount of the matching contribution is fixed for an entire year. However, it can be changed from year to year by the Board of Directors of West Coast Bancorp. If the amount of the matching contribution is changed, it will be announced to you before the plan year begins.)

PROFIT-SHARING CONTRIBUTIONS. In addition, each year the Board of Directors of West Coast Bancorp will determine whether to make a profit-sharing contribution to the Plan and, if so, the amount of that contribution. If a profit-sharing contribution is made and you meet the requirements discussed in Question B-3 below, your share of the contribution will be paid
SUMMARY PLAN DESCRIPTION - PAGE 7
directly into your 401(k) Plan account. It will not be reported as taxable income to you on your W-2. Your share of the profit-sharing contribution is determined under an IRS--approved formula that takes your Social Security benefits into account (see Question B4 below.)

BOOSTER CONTRIBUTIONS. If you are a nonhighly compensated employee, your company may also make booster contributions for you. These contributions will be equal to a certain percentage of your pay. West Coast Bancorp's Board of Directors will determine if a booster contribution is to be made for a year and the amount of that contribution. To receive a booster contribution, you must meet the same requirements as for receiving a profit-sharing contribution (see Question B-3 below).

TOP-HEAVY CONTRIBUTIONS. Although it is very unlikely, the 401(k) Plan may become a "top-heavy" plan. If the Plan is ever top-heavy, your company must make a minimum contribution on behalf of its participants who are not "key employees." The Plan would be top-heavy if the account balances of the key employees were more than 60% of the total value of the Plan's assets. Key employees are generally officers or shareholders. The top-heavy contribution is the lesser of: (1) 3% of pay; or (2) the same percent of pay that is being contributed for the key employees. You must be employed on the last day of the Plan Year to receive a top-heavy contribution. You do not have to complete any minimum hours of service during that year, however.

B-3.     HOW DO I QUALIFY FOR PROFIT-SHARING CONTRIBUTIONS?

You must meet the following requirements to be eligible to receive profit-sharing contributions:

         (1) You must have completed a year of service during the plan year; and

         (2) You must still be employed on the last day of the plan year by one of the companies in the West Coast Bancorp group.

However, if you retire, become disabled or die during the plan year, both of these requirements are waived and you will receive your pro rata share of the contribution (if one is made that year) based on your pay for the part of the year you were employed.

If you meet the requirements discussed above, you will receive your share of the profit-sharing contribution (if one is made) even if you are not making payroll deduction contributions to the 401 (k) Plan.

SUMMARY PLAN DESCRIPTION - PAGE 8

B-4.     HOW IS MY SHARE OF THE PROFIT-SHARING CONTRIBUTION DETERMINED?

The profit-sharing contributions made under our Plan are integrated with Social Security. This takes into account as part of your total retirement benefit the contributions your company makes to Social Security on your behalf. Employees who earn more than the Social Security taxable wage base do not receive Social Security benefits on their excess earnings. As a result, your company pays proportionately more towards retirement benefits for employees earning below the Social Security taxable wage base than it does for employees earning over that amount. To help equalize things, the Plan uses an IRS-approved formula to provide an extra amount to employees earning more than the "integration level" (this is 60 percent of the Social Security taxable wage base for the year). This formula uses a two-step formula to divide up profit-sharing contributions--

         First, the contribution is divided on a pro rata basis among the participants who have pay above the integration level. However, no one can receive more than 4.3 percent of pay under this step.

         Second, the remaining contribution that was not used up under Step 1 is divided among all participants on a pro rata basis, but this time it is on the basis of total pay, both above and below the integration level.

B-5.     HOW IS MY PAY DETERMINED FOR PLAN PURPOSES?

For purposes of determining contributions to the Plan, your pay is your taxable pay as reported on your IRS Form W-2, PLUS your own 401(k) contributions. (Since your 401(k) contributions aren't reported on your W-2, adding them back in this way means contributing to the 401(k) Plan does not lower the amount of profit-sharing contributions you will receive). Your W-2 pay is your regular pay and any overtime, bonuses or commissions you receive in the year. In your first year of participation, your pay will be counted from the date you entered the Plan.

If you are a highly-compensated employee, the amount of pay that the Plan can take into consideration for contribution purposes is capped by law at $150,000 annually. (This limit is adjusted periodically for cost-of-living increases.)

B-6.     DO I HAVE TO PAY TAXES ON MY ACCOUNT?

TAX DEFERRAL. The key advantage of a 401(k) plan is that taxes are deferred. You don't pay taxes on your payroll deduction contributions or on any matching contributions or profit sharing contributions until they are distributed to you. In addition, the investment earnings on these contributions compound on a tax-deferred basis until your account is distributed. This tax-deferred compounding on your earnings makes a dramatic difference between the amount of money you can accumulate under the 401(k) Plan versus a regular savings account where the earnings are taxed.


SUMMARY PLAN DESCRIPTION - PAGE 9

TAX ON DISTRIBUTIONS. When your funds are distributed, they will be taxed as ordinary income for federal and state income tax purposes. In addition, if you are under age 59 1/2 when you receive payment, a 10 percent early-withdrawal penalty tax may be imposed. This penalty tax is in addition to the regular income tax payable on the money distributed to you.

WITHHOLDING. Your 401(k) Plan distributions are also subject to state and federal income tax withholding. Federal withholding at 20 percent will be taken out of your distribution, unless you make a "direct rollover" of your distribution into an IRA or another company's retirement plan. (See Question D-4 for an explanation of direct rollovers.) State withholding will also be taken out if applicable (8 percent for Oregon). You may elect not to have state tax withheld. However, you are still liable for payment of state income tax on your distribution even if you elect not to have tax withheld. When you receive a distribution from the 401(k) Plan, you will receive a detailed explanation of the federal and state withholding and direct rollover rules.

FAVORABLE TAX TREATMENT. Your distribution from the 401(k) Plan may qualify for favorable tax treatment. For example, your distribution may qualify for special five-year income averaging. Alternatively, you may elect to continue to defer taxes on your account balance by "rolling it over" into an IRA or, if you change jobs, into the plan sponsored by your new employer (if your new employer's plan accepts rollovers).

IRS INFORMATION. The tax rules on plan distributions are much too complicated to cover in detail in this summary. You should refer to IRS Publication 575, "Pension and Annuity Income" (available through the local IRS office) or consult with your tax advisor to determine what you can do to defer or reduce the taxes on your 401(k) Plan distribution.

B-7.     HOW DO I KEEP TRACK OF MY ACCOUNT?

You will receive periodic statements giving you complete information on your account--how much was contributed since the last report, any distributions or withdrawals made, any expenses charged, any transfers between investment funds, the investment earnings, gains or losses credited and the total amount in your account.

If you were a participant in the West Coast Bancorp Profit Sharing and Thrift Plan or the Commercial Bancorp 401(k) Savings Plus Plan, your account balance in that plan as of December 31,1995 became your opening account balance as of January 1,1996 under this Plan.

B-8.     CAN I WITHDRAW MONEY FROM MY ACCOUNT?

You may withdraw funds from your 401(k) account only for a "financial hardship" (see Question B-9). Financial hardship withdrawals may be taken only from your own 401(k) payroll deduction contributions plus your vested matching, profit-sharing and other company contributions. Federal law also prohibits you from withdrawing the investment earnings on your 401(k) payroll deduction contributions.

SUMMARY PLAN DESCRIPTION - PAGE 10

You must apply for a financial hardship withdrawal. The 401(k) Administrative Committee will supply you with the necessary application form. Your spouse will have to sign the application form. Your application will be approved only if you meet certain IRS requirements (see Question B-9).

You cannot withdraw more than is required to meet the financial hardship. However, you can withdraw enough to cover the taxes that will be due on the withdrawal (see the discussion on taxes at the end of this answer).

Please note that any amounts you take out as hardship withdrawals cannot be repaid. Therefore, any hardship withdrawals you take will reduce the amount of the benefit you ultimately receive from the 401(k) Plan. In some cases, this reduction can be significant, so please take this into account before deciding to take a hardship withdrawal.

If you are considering taking a withdrawal, keep in mind that you will have to pay income taxes on the amount withdrawn. If you are under age 59, a 10 percent early-withdrawal penalty tax may also apply. We must take out 20 percent federal income tax withholding from any hardship withdrawal you take. Hardship withdrawals are not a very good way to take money out of Plan because of the combined impact of federal and state taxes and penalties. For many participants, almost half of their hardship withdrawal will go to pay taxes and penalties.

B-9.     WHAT IS A FINANCIAL HARDSHIP?

Current IRS rules allow withdrawals only for the following financial hardships--

         / /      Uninsured medical expenses for you or your dependents.

         / / Payments required to purchase your home (such as a down payment or closing costs, but not mortgage payments).

         / / College or graduate school tuition and related expenses for you or your dependents for the next year.

         / /      Payments to prevent eviction or foreclosure on your home.

However, the IRS will not allow you to take a withdrawal if you are able to meet the financial hardship by--

         / /      Filing a claim under any insurance policies you have.

         / / Selling assets (unless the sale itself would cause a hardship).

         / /      Stopping your payroll deduction contributions to the 401(k)
                  Plan.

         / / Borrowing from the 401(k) Plan (unless you cannot afford to repay the loan).

         / /      Borrowing money from a bank, credit union or other commercial


SUMMARY PLAN DESCRIPTION - PAGE 11
                  lending institution on reasonable terms (again, unless you cannot afford to make the repayments).

B-10.             CAN I BORROW FROM MY ACCOUNT?

Yes, you can take a loan from your account. To comply with federal law, plan loans are subject to a number of conditions and restrictions. The 401(k) Administrative Committee handles the loan program and makes sure that all the legal requirements are met. This protects you from being charged with taxes or penalties on the amount you borrow. Generally, federal law allows you to take out a Plan loan only while you are still employed by one of the companies participating in this Plan.

To apply for a loan, you must fill out an application form. These forms are available from the 401(k) Administrative Committee. If you are married at the time you apply for the loan, your spouse may have to consent to the loan. If so, your spouse will have to sign the loan papers and have his or her signature notarized.

The 401(k) Administrative Committee will review your application and determine whether to approve your loan. The Committee will make its determination on a nondiscriminatory basis. If your application is approved, you will have to sign a promissory note obligating you to repay the loan with interest. The loan papers will also contain a security agreement in which you pledge up to 50% of your account balance as collateral for the loan.

The total amount you may borrow is limited to 50% of your account, or your maximum dollar limit, whichever is lower. Your maximum dollar limit on loans is $50,000 minus the difference between your highest outstanding loan balance during the 12 months before the date on which the loan is made and the outstanding balance on the date the new loan is made.

Loans will have a fixed interest rate for the term of the loan. The 401(k) Administrative Committee will set the interest rate following U.S. Department of Labor guidelines.

Loans must be repaid within 5 years. However, a longer repayment term may be approved if you are using the loan to purchase your primary home.

Loans must be repaid in level payments of principal and interest. Balloon payments are not allowed (except in certain leave of absence situations). The loan payments you make, both principal and interest, are credited directly to your account. Repayments must be through payroll deduction.

If you default on the loan, the outstanding balance will become immediately due and payable. In general, loans are in default when you leave your company's employ. For tax purposes, loans that are in default are treated as if the money had been distributed to you. The Plan is required to notify the IRS of the amount of this "distribution." This amount is taxable to you as ordinary income. In addition, when your Plan benefit is paid out to you, your account will

SUMMARY PLAN DESCRIPTION - PAGE 12
be reduced by the amount of the outstanding loan balance.

For more information on loans, such as loan fees, minimum loan amounts and default procedures, please contact the 401(k) Administrative Committee.

B-11.    HOW DOES THIS PLAN AFFECT MY IRA?

Your participation in this Plan may limit your ability, and that of your spouse as well, to make deductible contributions into an Individual Retirement Account ("IRA"). However, your 401(k) Plan allows you to save much more annually on a tax-deferred basis than you could with an IRA. And the 401(k) Plan offers other tax advantages as well, such as loans, hardship withdrawals and 5-year income averaging for distributions. You should consult your tax advisor for further information.

B-12.    DOES THIS PLAN AFFECT MY SOCIAL SECURITY BENEFITS?

No. Although your 401(k) contributions are not subject to income tax withholding, they are subject to FICA. So contributing to the 401(k) Plan only reduces your earnings for tax purposes, not for purposes of Social Security benefits. This means participating in the 401(k) Plan does not reduce your Social Security benefits. In fact, saving under the 401(k) Plan is probably your most effective way of supplementing your Social Security benefits.

B-13.    MAY I ROLL OVER MY BENEFIT FROM ANOTHER PLAN INTO THIS ONE?

Yes. As soon as you enter the 401(k) Plan, you may transfer in ("roll over") the distribution you received from another tax-qualified retirement plan (an IRS-approved 401(k), pension or profit-sharing plan). You may also roll over funds from a "conduit IRA" (this is an IRA that holds ONLY the distribution you received from a tax-qualified plan). You cannot roll over funds from an IRA into which you contributed ANY of your own money.

SUMMARY PLAN DESCRIPTION - PAGE 13

SECTION C.  INVESTING YOUR 401(k) FUNDS

         / / The 401(k) Plan is intended to play a key role in your long-term financial planning.

         / / The investment options available under the Plan give you the flexibility to meet your personal investment needs

         / / The option to invest in company stock gives you the opportunity to share in the future of West Coast Bancorp

C-1.     HOW IS MY 401(k) ACCOUNT INVESTED?

You decide how your 401(k) account is invested by choosing one or more of the professionally-managed investment funds offered under our Plan. This allows you to tailor your investments to achieve the levels of risk and potential earnings that suit you (see Question B-11 below).

When you enroll in the 401(k) Plan, you will receive a description of the investment objectives and the risk and return characteristics of each of the investment funds available. You should review these materials carefully before making your investment decision. If you do not make a choice, your 401(k) account will automatically be invested in a fund selected by the Trustee-- generally a money market fund.

You may change your investment selection by completing a 401(k) Plan Change Form. The form is available from the 401(k) Administrative Committee. There are two restrictions on making changes:

         (1) Changes can be made only as of January 1, April 1, July 1 or October 1; and

         (2) Your 401(k) Plan Change Form must be received at least 15 days before the change is to be effective. (You should make sure you return the form in enough time to meet this advance notice requirement.)

The 401(k) Administrative Committee can change the funds available for investment, or add or delete funds. You will be notified if the available funds change.

Your account is generally adjusted for investment results on a quarterly basis. This means your account balance will typically be determined every January 1, April 1, July 1 and October 1. When you move in or out of the 401(k) Plan's investment funds, the amount you move is based on your account balance as of the beginning of the calendar quarter. The 401(k) Administrative Committee has the right, in its discretion, to adjust accounts as of other dates besides the normal quarterly adjustment dates. This allows the Plan to react, for example, to dramatic swings in the stock market.

SUMMARY PLAN DESCRIPTION - PAGE 14

C-2.     HOW DO I KNOW WHICH INVESTMENT FUNDS TO CHOOSE?

While we cannot give you investment advice, we can offer you some general guidelines to help you in making your investment choice.

To start with, you need to ask yourself three key questions--

         / / What are my investment objectives? (How much will my investments need to earn to give me the money I will need for retirement? to pay college tuition for my children? to put a down payment on a house?)

         / / What is my investment timeline? (How soon will I need my money? Am saving for retirement in 30 years or to buy a house in 5?)

         / / How much risk am l willing to live with to earn the investment return want?

Establishing an investment plan that gives you the returns you expect at the amount of risk you are willing to accept is a difficult process. In fact, it is impossible to achieve what all of us would want--a very high rate of return with no risk. The simple truth in investing is that generally the greater the risk, the higher the rate of return--and vice versa.

To illustrate this point, stocks have traditionally earned significantly more over time than interest-bearing investments (e.g., bonds, Treasury bills, certificates of deposit). This makes them a good hedge against inflation over a long period of time. The trade-off is what is known as volatility, that is, the value of your account will fluctuate depending on market conditions. Generally, stock funds go up in up markets and down in down markets. Simply put, if you invest in stocks, you are subject to the roller coaster ride of the stock market. While we know stocks are good performers in the long run, no one can predict where stock prices will be in the short run. This is why many investment advisors suggest that people should not invest in stocks unless they have at least a three- to five-year investment horizon. Generally, you need to have the time--and the patience--to be able to ride out a down market.

On the other side of the investment volatility spectrum are fixed-income investments. These types of investments pay a fixed rate of return over a given period. The advantages are that you have your rate of return locked in for a certain time and there is little risk of losing money on your investment. The low risk factor makes fixed-income investments attractive to people who have a short-term savings timeline.

The disadvantage of fixed-income investments is that you may pay for the low risk by receiving lower earnings over time. Historically, the return from stocks has been double or even triple that of fixed-income investments. This means that if you were to put your entire 401(k) account in fixed income investments as a long-term investment strategy, you might not earn enough money over time to reach your desired retirement income goal.

A well-recognized investment technique for reaching a good level of return while reducing volatility is by diversifying the investments among two or more different types--for example, splitting between stocks and fixed-income investments. Diversification tends to reduce the

SUMMARY PLAN DESCRIPTION - PAGE 15
downside risk in investing, but it also tends to limit the upside growth potential. Again, there is that tradeoff between risk and return. The trade-off for less volatility is often less of a long-term return.

The mix of assets in your Plan account should be based on the level of risk you are comfortable with and the amount of investment earnings you will need to meet your personal financial needs.

Our Plan offers you the flexibility to tailor your investment portfolio to meet your particular risk tolerance and financial goals. You can choose one of the funds offered or mix and match as you see fit.

By offering you a broad range of investments, this Plan is intended to comply with section 404(c) of the Employee Retirement Income Security Act (the federal pension law). As a result, the Trustee and the other people responsible for the Plan will not be liable for any investment losses resulting from your investment directions.

C-3.     HOW DO I OBTAIN INFORMATION ON THE INVESTMENT FUNDS?

KEY INFORMATION AUTOMATICALLY FURNISHED TO YOU. To help make sure you have all the information you need to make informed investment decisions, we provide you with the following materials for the plan's investment funds:

         / / Explanations of the investment objectives, asset mix, risk and return characteristics and investment managers of each fund.

         / / A description of any transaction fees charged against your account.

         / / Copies of the investment prospectus for each option you choose.

ADDITIONAL INFORMATION AVAILABLE ON REQUEST. You may also request additional information on:

         / / The annual operating expenses for the funds, including investment management fees, which reduce the rate of return to participants, and the total amount of those expenses as a percentage of the fund's net assets.

         / / Copies of the prospectus, financial statements, reports and other information available about a fund.

         / / A list of the assets held in a fund's portfolio and their value.

         / /      The value of a fund's shares or units.

         / / Past and current investment performance of each investment fund.

INFORMATION ON BANCORP STOCK. See Question C-7 for the information available regarding the Bancorp stock investment option.


SUMMARY PLAN DESCRIPTION - PAGE 16

C-4.     HOW DO I INVEST IN BANCORP STOCK?

One of the key features of the Plan is that you have the option of investing in Bancorp stock. We see this as providing a two-fold benefit. It gives you the opportunity to share in the success you help create and it promotes the common interests of our employees and shareholders.

Making your investment in Bancorp stock is as easy as choosing the other investments available under the plan. Simply fill in your Enrollment Form and indicate the amount of your contributions that you want to go into company stock. You can choose to have up to 25% of your 401(k) payroll deduction contributions invested in Bancorp stock.

To coordinate the Bancorp company stock investment option with the 401(k) Plan's quarterly accounting system (see Question C-1), the Plan follows these procedures to purchase or sell Bancorp stock for your 401(k) account:

         / / The portion of your 401(k) payroll deduction contributions that you earmarked for investment in Bancorp stock will be invested in the 401(k) Plan's money market fund until the stock is actually purchased for your account.

         / / The Trustee will take the funds parked in the money market fund and purchase the largest whole number of Bancorp shares that can be bought on the open market with these funds. (The brokers' fees and commissions for the purchase will be charged to your account.)

         / / The purchase will be made at 10:00 a.m. of the first day of every month (or the first business day afterwards if the stock markets are not open on that day). The Trustee does not have any discretion as to the timing of the stock purchases.

         / / The purchase price will be the market price for Bancorp stock at the time the purchase is made. (Since fractional shares will not be purchased, any remaining balance in your money market account will be carried over and used to purchase Bancorp stock at the next monthly purchase date.)

         / / Funds may be moved into or out of Bancorp stock and into or out of one of the other 401(k) Plan's investment funds. However, this can be done on a quarterly basis only. The purchase or sale of the Bancorp stock necessary to make your fund switch will be made as of the first day of the third month of the calendar quarter--March 1, June 1, September 1 and December 1--or the following business day if the stock markets are not open on that day.

SUMMARY PLAN DESCRIPTION - PAGE 17

         / / The purchase or sale of Bancorp stock to make an investment fund switch is handled in the same way as the purchases made with your monthly 401(k) payroll deduction contributions. That is: the Trustee has no discretion as to the timing or the sale or purchase; all sales or purchases are made at 10:00 am. on the trading day; and the sale or purchase price will be the market price at that time.

A few examples will illustrate how these rules will work:

         Example 1. Let's say you elected in December to have 20% of your 401(k) payroll deduction contributions invested in Bancorp stock. Starting with the pay period beginning the following January 1, 20% of your payroll deduction contributions would be placed in a money market fund. On February 1, the accumulated money market funds will be used to purchase Bancorp stock. The number of shares that can be purchased with your funds will depend on the selling price of Bancorp stock that day.

         Similarly, 10% of your 401(k) payroll deduction contributions for February would be placed in the money market fund. Your February contributions, together with any amounts carried over from January and their money market earnings, would be used to buy Bancorp stock for your 401(k) account on March 1.

         Example 2. Let's say that, in February you have 100% of your 401(k) account in one of the Plan's other investment funds, but you want to move 10% into Bancorp stock. The Plan's next quarterly change date is April 1. The value of your account will be determined as of that date. This figure should be available about the third week of May. On June 1, 10% of your account (using the April 1 value) will be used to buy Bancorp stock. Again, the amount of stock purchased will depend on the trading price for Bancorp stock on June 1.

As you can see, because of the 401(k) Plan's quarterly accounting system, YOU WILL NOT BE ABLE TO BUY AND SELL BANCORP STOCK THROUGH THE 401(k) PLAN AS FREQUENTLY AS YOU COULD USING YOUR OWN FUNDS OUTSIDE THE PLAN. But, of course, this is in keeping with the 401(k) Plan's purpose of focusing on investments for the long term.

RESTRICTIONS ON FUND TRANSFERS. Switches between investment funds are allowed on a quarterly basis based upon your account balance as of the previous quarter (see Question C-1). There may be times when you want to move funds out of Bancorp stock and into one of the other investment funds. If you want to do this at a time when the price of Bancorp stock has declined since the 401(k) Plan's last regular quarterly valuation date, certain restrictions will apply. To prevent participants from profit-taking on a stock price difference at the expense of the other participants in the Plan, the 401(k) Plan Administrative Committee may regulate transfers between the Bancorp stock investment option and the other 401(k) Plan investment funds as follows:


SUMMARY PLAN DESCRIPTION - PAGE 18

         / /      Delay the transfer until the next quarterly valuation date;

         / / Allow the transfer based on your account value determined as of a special valuation date; or

         / / Allow the transfer by adjusting your account for investment gains or losses as of the date of the transfer. This will be allowed only if the 401(k) Administrative Committee and the Trustee determine this is feasible. Your account will be charged for the costs of this special adjustment.

SPECIAL RULE FOR 1996 ONLY. Ordinarily, Bancorp stock will be purchased with your payroll deduction contributions on the first day of each month, as explained above. The stock purchases required to make an investment switch will be made on the first day of the third month of the calendar quarter, as also explained above. However, in 1996, the first time the Plan will purchase Bancorp stock will be on or after March 1st. The purchases will be made as soon as administratively feasible after the Plan registers with the federal Securities and Exchange Commission as required by law.

C-5.     WHAT RIGHTS DO I HAVE IF I INVEST IN BANCORP STOCK?

VOTING. You are entitled to direct the way the shares in your Company Stock Account are voted at any shareholder meeting or on any matter on which shareholders are entitled to vote, such as tender offers. For purposes of voting, the number of shares in your Company Stock Account will be determined as of the close of the last calendar quarter before the date on which the shareholder vote occurs.

The 401(k) Administrative Committee will solicit your voting instructions in advance of any shareholders' meeting. The Trustees will vote any shares for which no voting instructions have been received. The Trustees may vote these shares at their discretion.

INFORMATION. You will be provided the same information that is provided to other Bancorp shareholders. For example, you will receive copies of all proxies.

DIVIDENDS. Any dividends paid on Bancorp stock will also be paid on the shares in your Company Stock Account.

CONFIDENTIALITY. All information regarding your Company Stock Account is maintained in accordance with procedures designed to safeguard the confidentiality of your Bancorp stock purchases or sales and your exercise of your voting, tender or similar rights. However, disclosure of this information may be required to comply with applicable federal or state securities laws.

SUMMARY PLAN DESCRIPTION - PAGE 19

In situations where there is the potential for undue company influence on your exercise of your shareholder rights, the 401(k) Administrative Committee will appoint an independent fiduciary, not affiliated with Bancorp or any of its subsidiaries, to handle the solicitation of votes and other related activities. Examples of when this would occur are: tender offers, exchange offers and contested board elections.

C-6.     ARE THERE ANY RESTRICTIONS ON MY ABILITY TO TRADE BANCORP STOCK?

You can only buy or sell Bancorp stock as of the beginning of the third month of a calendar quarter. If you are considered an "insider" under the securities laws, there may be further restrictions on your ability to buy and sell in order to avoid liability under the short-swing profit recovery rules. We will let you know if these insider trading rules apply to you and the restrictions imposed on your Company Stock Account.

C-7.     HOW DO I OBTAIN MORE INFORMATION ABOUT BANCORP STOCK?

You may request copies of the following documents, each of which is incorporated by reference in this summary--

         / / West Coast Bancorp's latest Annual Report on Form 1 OK filed under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act"). (This Annual Report contains, either directly or by incorporation by reference, Bancorp's audited financial statements for the latest fiscal year for which those statements have been filed.)

         / /      The Plan's latest Annual Report on Form 11-K filed under
                  Section 15(d) of the 1934 Act. (This Annual Report contains the Plan's audited financial statements for the latest plan year for which those statements have been filed.)

         / / All other reports filed under Sections 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the Annual Reports described above.

         / / The description of West Coast Bancorp's common stock contained in the Registration Statement filed under the 1934 Act, including any updates to that description.

These copies will be provided to you free of charge. Please call or write the 401(k) Administrative Committee to request the copies you want.

SUMMARY PLAN DESCRIPTION - PAGE 20

SECTION D.  RETIREMENT BENEFITS

                           The 401(k) Plan's primary purpose is to provide you with retirement benefits. This section explains how and when your retirement benefits will be paid.

D-1.     WHEN CAN I RETIRE?

Your normal retirement date will be age 65. You can take early retirement at age 55 if you have 10 years of service. You may elect to take late retirement and continue working past age 65. If you take late retirement, you can still continue making 401(k) contributions and you will still continue to receive matching, profit sharing and other company contributions.

D-2.     HOW MUCH WILL I RECEIVE WHEN I RETIRE?

When you retire, you will receive all the amounts in your 401(k) account--your own 401(k) contributions, your matching, profit-sharing and other company contributions and the investment earnings on all these contributions. The 401(k) Plan does not guarantee that you will receive a certain benefit at your retirement. Your benefit will depend on the contributions that have gone into your account and the results of your investments.

D-3.     WHEN DO I RECEIVE THE DISTRIBUTION?

You will receive your retirement distribution as soon as the amount of your benefit can be calculated after you reach age 65 or, if you work past age 65, after you actually retire. If you continue working for one of the companies participating in this plan past age 65, you can choose to begin receiving your benefits when you reach age 65 even though you are still working. (Or you can choose to wait to receive benefits until you actually retire.) The payment date in either case will ordinarily be no later than 60 days after the end of the calendar quarter in which you retire.

If your benefit is over $3,500, you can delay receiving payment past your retirement date. However, if you elect to delay payments, you must begin receiving minimum distributions as required under IRS rules. Any of the payment options described in Question DA below will provide the minimum payment amount required.

The first minimum distribution payment must be made for the calendar year in which you turn 70 1/2, even if you are still working at the time.

D-4.     WHAT PAYMENT OPTIONS ARE AVAILABLE FOR RETIREMENT BENEFITS?

NORMAL FORM OF PAYMENT. The 401(k) Plan will automatically pay your benefit in a single lump sum payment, unless you elect an optional form of payment.

SUMMARY PLAN DESCRIPTION - PAGE 21

OPTIONAL FORMS OF PAYMENT.  The following payment alternatives are available:

         ANNUITY PAYMENTS. The type of annuity paid depends upon whether you are married or single--

                  MARRIED. If you are married, the normal form of annuity is a joint and survivor annuity. This will provide you with monthly payments for your lifetime. After your death, your spouse will receive monthly payments for his or her life. The payments to your spouse will be a percentage of what was being paid to you. A 50% survivor benefit will automatically be provided. With your spouse's consent, you can elect a 66 2/3% or a 100% survivor benefit instead. Of course, the higher the survivor benefit is, the lower the monthly payments during your lifetime will be.

                  Also with your spouse's consent, you can elect a single life annuity instead. This will provide larger monthly payments during your life than a joint and survivor annuity will. The tradeoff is that no survivor benefit is payable.

                  Your spouse MUST give his or her written, notarized consent before you can elect an annuity other than a joint and 50% survivor annuity.

                  SINGLE. If you are single, the normal form of annuity is a single life annuity. This will provide you with monthly payments for your lifetime. There will be no survivor benefit payable on your death. However, you can elect to receive a joint and survivor annuity with a survivor benefit payable to a beneficiary you designate. The survivor feature, however, means lower payments will be made to you during your lifetime.

         To pay you a joint and survivor annuity or a single life annuity, the Plan will use your account balance to purchase an annuity contract from an insurance company. This annuity contract will be distributed to you. You will receive the annuity payments from the insurance company, not the 401(k) Plan. The amount of payments you receive will depend upon the balance in your account and the cost of annuity contracts at the time.

         INSTALLMENT PAYMENTS. You can elect to receive payment of your account balance in installments. To meet the IRS "minimum distribution rules," at least a certain amount has to be paid out to you each year after you turn 70 1/2. This is done by dividing your account balance by your life expectancy and distributing that amount each year.

         If you would rather withdraw less, you may use your joint life expectancy with your spouse or another beneficiary instead of just your own life expectancy. (The life expectancy tables assume couples live longer than single people.)

SUMMARY PLAN DESCRIPTION - PAGE 22

         Unless you elect otherwise, your life expectancy will be recalculated each year. If your beneficiary is your spouse, your spouse's life expectancy will also be recalculated annually. (IRS rules prohibit the life expectancy of a non-spouse beneficiary from being recalculated.) This will let you take advantage of the Plan's tax-deferral feature for as long as the IRS allows.

         DIRECT ROLLOVER. This is a payment of all or part of your account balance directly to your IRA or to another employer's retirement plan. The other plan must accept direct rollovers, however. (Plans are not required to accept direct rollovers and not all of them do.) You may make a direct rollover of a lump sum payment or any installment payments as long as the installment payment period is under 10 years. Annuity payments cannot be rolled over.

SMALL ACCOUNTS. If your account balance is under $3,500, it will automatically be paid out to you in a single cash payment unless you elect a direct rollover. The annuity and installment forms of payment are not available. Your spouse's consent is not required either.

SUMMARY PLAN DESCRIPTION - PAGE 23

SECTION E.  DEATH BENEFITS

                           If you die before your 401(k) account is fully paid out to you, the balance will be paid to your beneficiary as explained in this section.

E-1.     DOES THE 401(k) PLAN PROVIDE A DEATH BENEFIT?

Generally, yes. If you die before you started receiving benefits, your account balance will be paid to your beneficiary as a death benefit. If you are still employed by your company when you die, the portion of your 401(k) account derived from matching contributions, profit-sharing and other company contributions will become fully vested regardless of how long you were employed. (Vesting is discussed in Question G-2.)

If you die after you started receiving benefits, death benefits will be paid according to the form of payment you chose. However, not all forms of payment provide a death benefit. For example, if you elected a single life annuity, no death benefit is payable (see Question D-4 above).

E-2.     HOW WILL THE DEATH BENEFIT BE PAID OUT?

If you are married at the time of your death, your spouse will automatically be the beneficiary of your death benefit UNLESS you have named someone else (see Question E-4 for how to do this).

If you are not married at the time of your death, your death benefit will be paid to any beneficiary you have named.

If you do not name a beneficiary, or if your named beneficiary is no longer alive at the time of your death, your 401(k) account will be paid in the following order--

         -        First to your spouse, if living;

         - If you have no surviving spouse, then to your children (if living) in equal shares;

         - If neither a spouse nor any children survive you, then to your estate.

E-3.     HOW DO I NAME A BENEFICIARY?

You name your beneficiary by completing the appropriate section in the 401(k) Plan Enrollment Form.

SUMMARY PLAN DESCRIPTION - PAGE 24

E-4.     CAN I NAME SOMEONE OTHER THAN MY SPOUSE AS MY BENEFICIARY?

If you are married, you may name a beneficiary other than your spouse only with your spouse's written consent. Your spouse must sign the consent form before a notary public. (There is a section of the Enrollment Form for your spouse to fill out.) Your spouse's written, notarized consent is required even if you are no longer living with your spouse and even if you are just naming your children or a family trust as your beneficiary.

If your spouse does not consent to your beneficiary designation, your spouse will receive your account balance on your death.

If you are single, your death benefit can be paid to any beneficiary you choose without anyone's consent.

E-5.     CAN I CHANGE MY BENEFICIARY?

You may change your beneficiary at any time by filling out the "Change of Beneficiary" section on the 401(k) Plan Change Form and returning it to the 401(k) Administrative Committee. THE COMPLETED FORM MUST BE RECEIVED BEFORE YOUR DATE OF DEATH TO BE EFFECTIVE.

Please note that if you are married, your spouse must consent to the new beneficiary designation. (There is a section on the 401(k) Plan Change Form for your spouse to complete.) Also keep in mind that if you marry or remarry, your new spouse automatically becomes your beneficiary and any prior beneficiary designations you made are automatically revoked. Your new spouse must consent to your naming someone else as your beneficiary.

Remember, it is YOUR responsibility--not your company's or the 401(k) Administrative Committee's--to update your beneficiary designation if your circumstances change. It is up to you to make sure your beneficiary designation form names the person you really want as your beneficiary.

E-6.     WHAT PAYMENT OPTIONS ARE AVAILABLE FOR THE DEATH BENEFIT?

The same payment options available for retirement benefits are generally available for death benefits. However, the direct rollover option is available only if your beneficiary is your spouse. And your spouse can make a direct rollover only into an IRA, not another employer's plan.

E-7.     HOW QUICKLY WILL THE DEATH BENEFIT BE PAID TO MY BENEFICIARY?

It depends on whether you were receiving benefit payments before you died.

DEATH AFTER PAYMENTS BEGAN. If you started receiving benefit payments before your death, your remaining account balance must be paid out to your beneficiary at least as rapidly as it was being paid out to you.

SUMMARY PLAN DESCRIPTION - PAGE 25

DEATH BEFORE PAYMENTS BEGAN--THE 5-YEAR RULE. If you die before you started to receive benefit payments, your beneficiary may begin receiving benefits as soon as administratively possible following the end of the calendar quarter in which you die. If your beneficiary wants to delay receiving payments, as a general rule, your entire account balance must be completely distributed to your beneficiary within five years after your death. There are two exceptions to the five-year payout rule--

         GENERAL EXCEPTION.  The five-year rule does not apply if:

                  (1) The benefit is payable to your designated beneficiary;

                  (2) The benefit is paid out over your beneficiary's lifetime (or over a period not greater than your beneficiary's life expectancy); and

                  (3) Payments begin no later than one year after your death.

         SPOUSAL EXCEPTION. If your designated beneficiary is your surviving spouse, the five-year rule does not apply if:

                  (1) The benefit will be paid out over your spouse's lifetime (or over a period not greater than his or her life expectancy); and

                  (2) Payments must begin no later than the date you would have reached age 70 1/2.


SUMMARY PLAN DESCRIPTION - PAGE 26

SECTION F.  DISABILITY RETIREMENT

                           The 401(k) Plan may provide benefits if you retire alter becoming disabled. The Plan's disability retirement benefits are described in this section.

F-1.     WHAT HAPPENS IF I BECOME DISABLED?

If you become disabled and you retire, you will be entitled to receive your Plan benefits even if you have not reached retirement age. In addition, your 401(k) account will become 100% vested regardless of the number of years you have been employed by your company.

Your account will be distributed to you under the payment option you select, subject to your spouse's consent if required (see Question D-4 above for an explanation of your payment choices).

F-2.     HOW IS DISABILITY DETERMINED?

You will be considered disabled for 401(k) Plan purposes if you are unable to continue working at your company because of a bodily injury, disease or mental disorder that is presumed to be permanent. The 401(k) Administrative Committee will determine if you are totally and permanently disabled based upon available medical reports and evidence. You may be required to have a physical examination.

You may be eligible for disability retirement from the 401(k) Plan even though you may not qualify for Social Security disability benefits.

SUMMARY PLAN DESCRIPTION - PAGE 27

SECTION G.  TERMINATION OF EMPLOYMENT

                           If you leave your company for any reason before you retire, your 401(k) Plan account will be paid out to you. The amount and timing of this payment are covered in this section.

G-1.     ON TERMINATION, HOW MUCH WILL I RECEIVE?

You are always entitled to receive all of your own 401(k) payroll deduction contributions, no matter whato the reason for your termination of employment. However, one of the purposes of this Plan is to encourage you to stay with the West Coast Bancorp group until retirement. If you leave before then, you won't be entitled to receive all of the matching, profit-sharing, and other company contributions that have been paid into your account unless you are fully vested (see Question F-2).

G-2.     HOW IS "VESTING" DETERMINED?

Being "fully vested" means that you are entitled to 100% of your 401(k) Plan account. You are ALWAYS vested in your 401(k) payroll deduction contributions and any booster contributions you received--even if you quit or are terminated.

You become vested in your matching and profit-sharing contributions (and top heavy contributions, if any) according to the following schedule:

                COMPLETED YEARS OF SERVICE               PERCENT VESTED
                --------------------------               --------------
                       Less than 22                             0%
                            3                                  40%
                            4                                  60%
                            5                                  80%
                                                              100%

If your employment terminates before you are 100% vested, you will forfeit the nonvested portion of your matching contributions and profit-sharing contributions (and top heavy contributions, if any). (See Question G-3 regarding forfeitures.)

If you retire at your normal retirement date (age 65), or if you terminate employment because of death or disability, you automatically become 100% vested even if you haven't completed 5 years of service.

All your years of service with any company in the West Coast Bancorp group, including years before the effective date of this 401(k) Plan, are counted for purposes of determining if you are vested. (See Question A-4 for how years of service are counted.)

SUMMARY PLAN DESCRIPTION - PAGE 28

Remember that this vesting schedule applies only to the portion of your 401(k) account that comes from matching contributions and profit-sharing contributions (and top heavy contributions if any). Your own payroll deduction contributions are fully vested as soon as they are paid into the 401(k) Plan.

G-3.     WHAT HAPPENS TO MY NONVESTED COMPANY CONTRIBUTIONS?

If you are not fully vested when you leave, you forfeit the nonvested portion of your 401(k) account. Forfeitures are not returned to your company. They are used to help pay the matching contributions for the remaining participants in the 401(k) Plan.

G-4.     WHAT HAPPENS IF I AM REHIRED?

If you were a participant in this Plan when you left, you are eligible to participate immediately upon your rehire. If you were not a participant when you left, you will be treated as a new employee and must satisfy the Plan's eligibility requirements before you may participate (see Section A of this Summary).

If you forfeited any matching contributions or profit-sharing contributions when you left, you may have them restored depending on how many "breaks in service" you have between the time you left and the time you are rehired. (A "break in service" is a calendar year in which you are credited with less than 501 hours of service.)

Any amounts you forfeited will not be restored if you have five or more consecutive breaks in service.

If you are rehired before you have five breaks in service, the amount of the matching contributions and profit-sharing contributions you previously forfeited will be recredited to your 401(k) account, without any adjustment for investment gains or losses, provided you repay any amounts that were distributed to you when you left.

G-5.     WHEN WILL MY TERMINATION BENEFIT BE PAID?

Generally, termination benefits are paid as soon as administratively feasible. This is usually no later than 60 days after the end of the calendar quarter in which your employment ends.

Your account will be distributed to you under the payment option you select, subject to your spouse's consent if required (see Question D-4 above for an explanation of your payment choices).

If your account balance is over $3,500, federal law requires us to keep it in the 401(k) Plan until your normal retirement date (age 65) unless you elect to receive it sooner.

If your account balance is under $3,500, it cannot remain in the Plan. It will be paid out in a single lump-sum cash payment unless you elect a direct rollover.


SUMMARY PLAN DESCRIPTION - PAGE 29

G-6.     WHAT HAPPENS IF I GO ON MATERNITY OR PATERNITY LEAVE?

For purposes of the 401(k) Plan, a maternity or paternity leave is an absence because of--

         / /      Your pregnancy

         / /      The birth of your child or care following birth

         / /      The adoption of your child or care following adoption

If you are on a maternity or paternity leave, then for one year, even though you are not working, you will be credited with enough hours of service to keep you from having a break in service. These hours will be credited to you either in the year you start your maternity/paternity leave or in the following year (whichever is the first year you need the extra credited hours to avoid a break in service).

You will receive credit for 401(k) Plan purposes for a maternity or paternity absence ONLY if you inform the 401(k) Administrative Committee of the reason for your absence and the amount of time you expect to be away.

SUMMARY PLAN DESCRIPTION - PAGE 30

SECTION H.  AMENDMENT OR TERMINATION OF THE PLAN

                           Federal law allows West Coast Bancorp, as the Plan's sponsor, to amend or terminate the 401(k) Plan. What happens to your benefits if the Plan is amended or terminated is covered in this section.

H-1.     CAN THE PLAN BE AMENDED OR TERMINATED?

West Coast Bancorp has the right to amend or terminate the 401(k) Plan at any time. However, no amendment can deprive you of any benefits to which you are already entitled.

If the Plan is terminated, you will automatically become 100% vested in your entire 401(k) account as of that date. Your account will continue to be held in the Plan's trust fund and continue to earn investment income until it is paid out to you. Payment will be made as soon as administratively feasible after the termination date.

H-2.     DOES THE PLAN HAVE TERMINATION INSURANCE?

No, because the federal Pension Benefit Guaranty Corporation does not provide termination insurance to 401(k) plans. The reason is simple--it is not necessary. If this Plan is ever terminated, you will automatically receive 100% of your account balance. Since this is the full amount of your benefit, there is no risk of nonpayment to insure.

SUMMARY PLAN DESCRIPTION - PAGE 31

SECTION I.  YOUR RIGHTS UNDER THE PLAN

                           There are certain legal rights you have (and some that you do not have) as a participant in the 401(k) Plan. These are discussed in this section.

I-1.     WHAT ARE MY LEGAL RIGHTS AS A PARTICIPANT?

As a participant, you are entitled to certain rights and protections under the federal Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that all Plan participants are entitled to:

         / / Examine, without charge, at the 401(k) Administrative Committee's office, all Plan documents, including copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions. However, you may not inspect materials containing confidential information about other participants.

         / / Obtain copies of all nonconfidential Plan documents and information upon written request to the 401(k) Administrative Committee. The Committee may make a reasonable charge for the copies.

         / /      Receive a summary of the Plan's annual financial report.

         / / Obtain, once a year, a statement of the total value of your 401(k) account and your vested benefits, if any. If there are no vested benefits, the statement will include the earliest date on which your benefits will become vested. The Plan may require a written request for this statement, but it must provide this statement free of charge.

In addition to creating rights for Plan participants, ERISA defines the duties of the people who operate the Plan. These people are called the Plan's "fiduciaries." They must perform their duties prudently and in the interest of you and the other Plan participants and beneficiaries. No one, including your company or anyone else, may fire you or discriminate against you to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for benefits under the Plan is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have your claim reviewed and reconsidered. (See the next question explaining the 401(k) Plan's claims procedures.)

Under ERISA, there are steps you can take to enforce these rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan to provide the materials and pay you up

SUMMARY PLAN DESCRIPTION - PAGE 32
to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the Plan's control. To avoid unnecessary expenses, you may want to check with the 401(k) Administrative Committee before filing a lawsuit to see if there are legitimate problems with giving you the materials you requested.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

If the Plan's fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you win, the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees.

If you have any questions about your 401(k) Plan, you should contact the 401(k) Administrative Committee. If you have any questions about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

I-2.     HOW DO PARTICIPANTS AND BENEFICIARIES FILE CLAIMS FOR BENEFITS?

Generally, benefits will be paid by the 401(k) Plan without you or your beneficiary having to file a formal claim for benefits. (You will have to fill out certain administrative forms, such as benefit election forms.) However, you or your beneficiary may file a claim for benefits if, for example, you believe your benefit was determined incorrectly.

Claims for benefits should be submitted in writing to the 401(k) Administrative Committee. Within 90 days after you file your claim, the Committee will either grant the claim, deny it or extend the time for processing the claim. If an extension is made, you will receive an explanation of why the extension is needed and the date you may expect a decision. An extension cannot be longer than 180 days from the date you filed the claim. If you do not hear anything within 90 days, you may consider your claim to be denied.

If your claim is denied, you will receive a notice explaining the reasons why the claim was denied, including the specific provisions of the Plan on which the denial was based. The notice will also describe any additional information that may be needed and explain why it is necessary. Finally, the notice will explain the Plan's claims review procedure. This notice will be written in nontechnical language, so it should be easy for you to understand.

You may ask the 401(k) Administrative Committee to reconsider a denial. YOU MUST REQUEST AND COMPLETE THIS REVIEW BEFORE YOU CAN BRING ANY LEGAL ACTION AGAINST THE PLAN. You must request this review within 60 days after receiving notice that your claim was denied. Your request must be in writing. If you wish, you or your representative may review the Plan documents and submit written comments to support your claim.

SUMMARY PLAN DESCRIPTION - PAGE 33

You will receive a written decision on your appeal from the 401(k) Administrative Committee within 60 days after it received your request. However, if there are special circumstances, such as the need for a hearing, the Committee may have up to an additional 60 days to reconsider your claim. Again, the decision will be written in plain language and will explain the reasons for the decision and the applicable plan provisions. The 401(k) Administrative Committee's decision on the appeal will be final. The Committee has broad discretion to interpret the Plan's provisions, determine all questions concerning eligibility and benefits and make findings of fact. A court of law can reverse a decision of the 401(k) Administrative Committee only if the decision was arbitrary and capricious. That is, it was made in bad faith, is not supported by substantial evidence or is erroneous as to a question of law. In reviewing the decision, the court of law will be limited to considering only the testimony and other materials that were presented to the 401(k) Administrative Committee at the time the Committee made its decision.

I-3.     WHAT RIGHTS DO CREDITORS (INCLUDING FORMER SPOUSES) HAVE
         AGAINST MY PLAN BENEFITS?

Federal law prohibits you from transferring or assigning your 401(k) account--you cannot sell it, use it as collateral, pledge it or give it away. In addition, your creditors are prohibited from attaching or garnishing your 401(k) account until your benefits are being paid out.

The major exception to this rule is for a "Qualified Domestic Relations Order." This is a court order requiring the Plan to pay some or all of your Plan benefits to your spouse, former spouse or child for spousal or child support or as a property settlement. A court order must meet certain legal requirements to be a Qualified Domestic Relations Order. The Administrative Committee has the sole authority to determine whether those legal requirements have been met. If these requirements have been met, the Plan must make the payments as required by the order. The Plan may be required to make payments even though, at the time, you are still working for your company and could not receive benefit payments for yourself. The 401(k) Administrative Committee will notify you if the Plan receives a Qualified Domestic Relations Order relating to your account.

I-4.     DOES THE PLAN AFFECT MY EMPLOYMENT RIGHTS?

The terms of your employment with your company are not affected in any way by the 401(k) Plan or this summary. Neither the Plan nor this summary are to be construed in any way as being an employment contract.

SUMMARY PLAN DESCRIPTION - PAGE 34